EXHIBIT 10.1

Annual Incentive Plan Document 2005

To:	All Eligible Employees

From:	Julie Schuh

Date:	December 27, 2004

Objective

An incentive compensation program is designed to reward performance as it contributes to achieving desired corporate results. The LaCrosse incentive compensation program seeks to drive positive performance by targeting our greatest opportunity, which we’ve identified as sales growth. We are also concerned with maintaining profitability and our balance sheet. Therefore, inventory turns and operating profit will continue to play a significant piece of our incentive program.

LaCrosse funds the incentive compensation program solely from Company profits and reserves the right to amend, modify, or delete the program as necessary.

The guidelines for the 2005 Incentive Compensation Program are as follows:

Eligibility Requirements

Service: The incentive compensation plan year runs from January 1st through December 31st. An employee must complete 1,000 hours of service to the company to be eligible for the plan year. The employee must be actively employed by the Company on the payment date in order to receive any earned incentive. Payment date is anticipated to be by the end of the first quarter of the following year, but is at the discretion of the Company.

Performance: An employee must have a minimum individual performance rating of “3” to be eligible to achieve 100% of his or her potential incentive compensation payout (based on unit level target). An employee whose overall performance rating is “1” or a “2” will not be eligible to receive incentive compensation. There is never a guarantee that one’s performance will continue in a positive manner from the date of the review to the date of distribution of the incentive compensation. Therefore, it is not a guarantee if a performance rating of “3” or higher at year-end, will result in receipt of incentive compensation.

The incentive compensation level for each employee is commensurate with their duties and responsibilities within the organization. These targeted levels are reviewed annually and employees are notified of any changes.

The incentive compensation rate for each individual will be calculated on his or her annual base salary earnings as of December 31st of each year (i.e. total compensation less overtime and incentive pay from previous year). If an employee has served less than one year, the incentive compensation amount will be based on the total base compensation accumulated for that given period of employment.

Exhibit 10

Company’s Discretion

The Company has full authority to modify, change, amend or cease this plan at its complete discretion.

Communication

To assure the success of our incentive compensation plan, each operating unit will communicate the above stated targets to all participants in the plan. In addition, we will attempt to provide an update of the Company’s operating results and incentive compensation targets on a quarterly schedule.

FINANCIAL COMPONENT

The financial component for all levels will be computed as follows:

50%	sales growth (for all non-manufacturing departments) variances (for manufacturing department only)

40%	operating profit

10%	inventory turns

Operating Units of LaCrosse Footwear, Inc.

1.	Consolidated LFI

2.	Portland Manufacturing (for variance target only; inventory and operating profit will be corporate initiatives).

50% – SALES GROWTH

Incentive payouts will be computed according to the Sales Growth of the following units:

✓	Corporate (consolidated)

✓	Retail

✓	Industrial

✓	Danner Occupational

✓	Danner Recreational

✓	LaCrosse Occupational

✓	LaCrosse Recreational

Exhibit 10

Results versus Goal	Incentive Compensation Amount

< 80% of budget sales growth	No incentive compensation

= 80% of budget sales growth	In order to receive minimum incentive compensation, 80% of budgeted sales growth dollars.

Equal or > to 100% of budget sales growth based on an incremental scale. There is no ceiling.

Exception 1:	Portland Manufacturing has incentive compensation based on targeted variance. (See attached variance ranges). For the manufacturing division, you must reach a minimum variance amount which has a cap of 120% of variance target.

40% – OPERATING PROFIT

Incentive payouts will be computed accordingly:

Results versus Goal	Incentive Compensation Amount

< 80% of budget dollar amount	No incentive compensation

= 80% - 100% of budgeted dollar amount	In order to receive minimum incentive compensation, we must reach 80% of budgeted operating profit dollars.

>101% to 200% of budgeted dollar amount	In order to receive incentive compensation:

Once 100% of budgeted operating profit dollars are achieved, then incentive compensation increases based on operating profit dollars in excess of budget.

10% — INVENTORY TURNS

Inventory turns will be based on the number of inventory turns computed on a quarterly average basis and will be equal to standard COGS (no variances) for the year divided by average inventory. Average inventory will equal the sum of four quarter-ending inventories divided by 4. In the event of outside circumstances, with prior Compensation Committee approval, we will have the discretion to modify inventory goals.

< 80% of target inventory turns	No incentive compensation awarded.

= 80% - 100% of targeted inventory turns	In order to receive minimum, targeted inventory turns must be achieved in accordance with attached schedule.

Exhibit 10

> 101% to 120% of budgeted dollar amount	In order to receive full inventory turn incentive or more, targeted inventory turns must exceed goal in accordance with budgeted schedule.

Extraordinary items will be evaluated by the Compensation Committee on a case-by-case basis as to the impact on incentive compensation. The definition of extraordinary items are items/events which occur and are not reflective of the on-going operation of the business as well as considered beyond management control. Such items include, but are not limited to:

✓	Legal disputes

✓	Asset write-downs

✓	Legacy benefits, such as pension

✓	Significant non-standard or unusual orders

Note:	LFI’s Board of Directors and Management reserves the right to change, alter, terminate, or modify this incentive compensation program as the business environment changes, or is deemed necessary. All payments are subject to Compensation Committee approval, after year-end numbers have been audited.

Exhibit 10